Exhibit (a)(1)(E)

Offer to Purchase for Cash

Up to 34,144,400 Shares of Class A Common Stock

(Including the Associated Preferred Stock Purchase Rights)

and

Up to 25,220,000 Shares of Class B Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

SunPower Corporation

at

$23.25 Net Per Share

by

Total Gas & Power USA, SAS

an indirect wholly owned subsidiary of

TOTAL S.A.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON TUESDAY, MAY 31, 2011 UNLESS THE OFFER IS EXTENDED.

May 3, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 3, 2011 (as amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”), which, together with the Offer to Purchase, collectively constitute the “Offer” relating to the offer by Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Purchaser”) to purchase up to 34,144,400 shares of Class A Common Stock, par value $0.001 per share, of SunPower Corporation, a Delaware (“SunPower”), together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement (the “Rights Agreement”), dated as of August 12, 2008, by and between SunPower and Computershare Trust Company, N.A. (the “Class A Shares”), and up to 25,220,000 shares of Class B Common Stock, par value $0.001 per share, of SunPower, together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement (the “Class B Shares” and together with the Class A Shares, the “Shares”), for $23.25 per Share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Also enclosed is a letter to stockholders of SunPower from the Chief Executive Officer of SunPower, accompanied by SunPower’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	the offer price is $23.25 per Share, net to you in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions of the Offer;

2.	the Offer is being made for up to 34,144,400 Class A Shares and up to 25,220,000 Class B Shares;

3.	Purchaser reserves the right to purchase more than 34,144,400 Class A Shares and 25,220,000 Class B Shares in the Offer, subject to the terms of the Tender Offer Agreement and the applicable rules of the Securities and Exchange Commission;

4.	in the event the Offer is oversubscribed, Shares tendered will be subject to proration upon the terms and subject to the conditions of the Offer. See Section 2—“Acceptance for Payment; Proration; Payment” of the Offer to Purchase;

5.	the Offer is being made pursuant to the Tender Offer Agreement, dated as of April 28, 2011 (as amended, supplemented or modified from time to time, the “Tender Offer Agreement”), by and between Purchaser and SunPower;

6.	the board of directors of SunPower unanimously (i) determined that the Offer and the Tender Offer Agreement (including the transactions contemplated by the Tender Offer Agreement) are fair to, and in the best interests of, SunPower and its stockholders; (ii) approved the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement, including the Offer; and (iii) recommends that SunPower’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

7.	there is no financing condition to the Offer, but it is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 15—“Conditions of the Offer” of the Offer to Purchase;

8.	the offering period of the Offer, the proration period and withdrawal rights will expire at the Expiration Time (as defined in Section 1—“Terms of the Offer” of the Offer to Purchase); and

9.	any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (“DTC”), in accordance with the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at DTC are actually received by the Depositary.

If any tendered Shares are not purchased pursuant to the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at DTC), at the expense of Purchaser, promptly following the expiration or termination of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as Purchaser may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

Up to 34,144,400 Shares of Class A Common Stock

and

Up to 25,220,000 Shares of Class B Common Stock

of

SunPower Corporation

at

$23.25 Net Per Share

by

Total Gas & Power USA, SAS

an indirect wholly owned subsidiary of

TOTAL S.A.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 3, 2011 (as amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”), which, together with the Offer to Purchase, collectively constitute the “Offer” relating to the offer by Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Purchaser”) to purchase up to 34,144,400 shares of Class A Common Stock, par value $0.001 per share, of SunPower Corporation, a Delaware corporation (“SunPower”), together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement (the “Rights Agreement”), dated as of August 12, 2008, by and between SunPower and Computershare Trust Company, N.A., as amended (the “Class A Shares”), and up to 25,220,000 shares of Class B Common Stock, par value $0.001 per share, of SunPower, together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement (the “Class B Shares” and together with the Class A Shares, the “Shares”), for $23.25 per Share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on his, her or its behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole discretion.

Dated: May 3, 2011

Number of Shares* to Be Tendered:

Sign Below

Account Number:	Signature(s):

Dated: , 2011	Name(s):

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Daytime Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account. The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.